UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Charter Communications, Inc.
(Name of Issuer)

Class A Common Stock, par value $0.001 per share
(Title of Class of Securities)

16117M305
(CUSIP Number)

May 1, 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16117M305	SCHEDULE 13G	Page 2 of 56

1	NAME OF REPORTING PERSON Oaktree Opportunities Investments, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,000,000 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,000,000 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,000 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.97% (2)
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the direct owner of 2,000,000 shares of Class A Common Stock.

(2)  All calculations of percentage ownership are based on a total of 101,404,703 shares of Class A Common Stock, consisting of 101,178,821 shares of Class A Common Stock outstanding as of January 31, 2013, as disclosed on the issuer’s Definitive Proxy Statement filed on Form 14A on March 21, 2013 (as amended, the “14A”), and 225,882 warrants beneficially owned by the Reporting Persons (as defined below), assuming that all of the warrants beneficially owned by the Reporting Persons are exercised to purchase shares of Class A Common Stock.

CUSIP No. 16117M305	SCHEDULE 13G	Page 3 of 56

1	NAME OF REPORTING PERSON Oaktree Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,000,000 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,000,000 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,000 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.97%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Opportunities Investments, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 4 of 56

1	NAME OF REPORTING PERSON OCM FIE, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 16117M305	SCHEDULE 13G	Page 5 of 56

1	NAME OF REPORTING PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the managing member of OCM FIE, LLC.

CUSIP No. 16117M305	SCHEDULE 13G	Page 6 of 56

1	NAME OF REPORTING PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON CO

(1)  Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 7 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	SCHEDULE 13G	Page 8 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund V GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund V, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 9 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 121,329 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 121,329 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 121,329 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.12% (2)
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the direct owner of 121,329 Class A Common Stock Warrants.

(2)  All calculations of percentage ownership are based on a total of 101,404,703 shares of Class A Common Stock, consisting of 101,178,821 shares of Class A Common Stock outstanding as of January 31, 2013, as disclosed on the 14A, and 225,882 warrants beneficially owned by the Reporting Persons (as defined below), assuming that all of the warrants beneficially owned by the Reporting Persons are exercised to purchase shares of Class A Common Stock.

CUSIP No. 16117M305	SCHEDULE 13G	Page 10 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VI GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 121,329 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 121,329 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 121,329 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.12%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VI, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 11 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 104,553 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 104,553 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,553 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10% (2)
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the direct owner of 104,553 Class A Common Stock Warrants.

(2)  All calculations of percentage ownership are based on a total of 101,404,703 shares of Class A Common Stock, consisting of 101,178,821 shares of Class A Common Stock outstanding as of January 31, 2013, as disclosed on the 14A, and 225,882 warrants beneficially owned by the Reporting Persons (as defined below), assuming that all of the warrants beneficially owned by the Reporting Persons are exercised to purchase shares of Class A Common Stock.

CUSIP No. 16117M305	SCHEDULE 13G	Page 12 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII Delaware GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 104,553 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 104,553 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,553 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12	TYPE OF REPORTING PERSON CO

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VII Delaware, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 13 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VI AIF (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 429,008 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 429,008 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 429,008 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.42%
12	TYPE OF REPORTING PERSON PN

(1)  Solely through an indirect ownership interest in Oaktree Opportunities Investments, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 14 of 56

1	NAME OF REPORTING PERSON Oaktree Fund AIF Series (Cayman), L.P. – Series H
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 429,008 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 429,008 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 429,008 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.42%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VI AIF (Cayman), L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 15 of 56

1	NAME OF REPORTING PERSON Oaktree AIF (Cayman) GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 429,008 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 429,008 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 429,008 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.42%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Fund AIF Series (Cayman), L.P. – Series H.

CUSIP No. 16117M305	SCHEDULE 13G	Page 16 of 56

1	NAME OF REPORTING PERSON Oaktree Fund GP III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 429,008 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 429,008 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 429,008 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.42%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree AIF (Cayman) GP Ltd.

CUSIP No. 16117M305	SCHEDULE 13G	Page 17 of 56

1	NAME OF REPORTING PERSON Oaktree AIF Investments, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 429,008 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 429,008 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 429,008 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.42%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree Fund GP III, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 18 of 56

1	NAME OF REPORTING PERSON Oaktree AIF Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 429,008 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 429,008 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 429,008 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.42%
12	TYPE OF REPORTING PERSON CO

(1)  Solely in its capacity as the general partner of Oaktree AIF Investments, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 19 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VIIb, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 538,044 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 538,044 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 538,044 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.53%
12	TYPE OF REPORTING PERSON PN

(1)  Solely through an indirect ownership interest in Oaktree Opportunities Investments, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 20 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VIIb (Parallel), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 64,383 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 64,383 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 64,383 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON PN

(1)  Solely through an indirect ownership interest in Oaktree Opportunities Investments, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 21 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VIIb GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 602,427 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 602,427 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 602,427 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.59%
12	TYPE OF REPORTING PERSON CO

(1)  In its capacity as the general partner of OCM Opportunities Fund VIIb, L.P and OCM Opportunities Fund VIIb (Parallel), L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 22 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VIIb GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 602,427 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 602,427 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 602,427 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.59%
12	TYPE OF REPORTING PERSON OO

(1)  In its capacity as the general partner of OCM Opportunities Fund VIIb GP, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 23 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 714,236 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 714,236 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,236 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.70%
12	TYPE OF REPORTING PERSON PN

(1)  Solely through an indirect ownership interest in Oaktree Opportunities Investments, L.P. and in its capacity as the sole shareholder of OCM Opportunities Fund VII Delaware GP Inc.

CUSIP No. 16117M305	SCHEDULE 13G	Page 24 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 714,236 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 714,236 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,236 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.70%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VII, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 25 of 56

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 714,236 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 714,236 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,236 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.70%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VII GP, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 26 of 56

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 300,000 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 300,000 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.30%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as a limited partner of Oaktree Opportunities Investments, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 27 of 56

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 300,000 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 300,000 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.30%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree Value Opportunities Fund, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 28 of 56

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 300,000 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 300,000 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.30%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 29 of 56

1	NAME OF REPORTING PERSON Oaktree FF Investment Fund, L.P. - Class B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 58,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 58,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON PN

(1)  Solely through an indirect ownership interest in Oaktree Opportunities Investments, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 30 of 56

1	NAME OF REPORTING PERSON Oaktree FF Investment Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 58,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 58,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree FF Investment Fund, L.P. – Class B.

CUSIP No. 16117M305	SCHEDULE 13G	Page 31 of 56

1	NAME OF REPORTING PERSON Oaktree FF Investment Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 58,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 58,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree FF Investment Fund GP, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 32 of 56

1	NAME OF REPORTING PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,225,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,225,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,225,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.20%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the managing member of Oaktree Fund GP, LLC, the general partner of OCM Opportunities Fund V GP, L.P. and OCM Opportunities Fund VI GP, L.P. and the sole shareholder of OCM Opportunities Fund VII GP Ltd., Oaktree Value Opportunities Fund GP Ltd., Oaktree FF Investment Fund GP Ltd. and OCM Opportunities Fund VIIb GP Ltd.

CUSIP No. 16117M305	SCHEDULE 13G	Page 33 of 56

1	NAME OF REPORTING PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,225,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,225,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,225,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.20%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 34 of 56

1	NAME OF REPORTING PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,225,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,225,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,225,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.20%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 35 of 56

1	NAME OF REPORTING PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,225,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,225,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,225,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.20%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. 16117M305	SCHEDULE 13G	Page 36 of 56

1	NAME OF REPORTING PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,225,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,225,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,225,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.20%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the managing member of Oaktree Holdings, LLC and the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 16117M305	SCHEDULE 13G	Page 37 of 56

1	NAME OF REPORTING PERSON Oaktree Capital Group Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,225,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,225,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,225,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.20%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the holder of a majority of the voting units of Oaktree Capital Group, LLC and a majority of the voting shares of Oaktree AIF Holdings, Inc.

CUSIP No. 16117M305	SCHEDULE 13G	Page 38 of 56

1	NAME OF REPORTING PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,225,882 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,225,882 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,225,882 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.20%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Capital Group Holdings, L.P.

CUSIP No. 16117M305	SCHEDULE 13G	Page 39 of 56

ITEM 1.	(a)	Name of Issuer:
Charter Communications, Inc. (the “Issuer”)
	(b)	Address of Issuer’s Principal Executive Offices:
400 Atlantic Street, 10th Floor
Stamford, Connecticut 06901

ITEM 2.	(a)	Name of Person Filing:

This Schedule 13G is filed jointly, pursuant to a joint filing agreement attached hereto as Exhibit I, by:

(1)  Oaktree Opportunities Investments, L.P. (“OOI”) in its capacity as the direct owner of 2,000,000 shares of Class A Common Stock;
(2)  Oaktree Fund GP, LLC (“GP”) in its capacity as the general partner of OOI;
(3)  OCM FIE, LLC (“FIE”);
(4)  Oaktree Capital Management, L.P. (“OCM”) in its capacity as the managing member of FIE;
(5)  Oaktree Holdings, Inc. (“Holdings Inc.”) in its capacity as the general partner of OCM;
(6)  OCM Opportunities Fund V, L.P. (“OCM V”);
(7)  OCM Opportunities Fund V GP, L.P. (“V GP”) in its capacity as the general partner of OCM V;
(8)  OCM Opportunities Fund VI, L.P. (“OCM VI”) as the direct owner of 121,329 Class A Common Stock Warrants;
(9)  OCM Opportunities Fund VI GP, L.P. (“VI GP”) in its capacity as the general partner of OCM VI;
(10)  OCM Opportunities Fund VII Delaware, L.P. (“OCM Delaware VII”) in its capacity as the direct owner of 104,553 Class A Common Stock Warrants;
(11)  OCM Opportunities Fund VII Delaware GP Inc. (“VII Delaware GP”) in its capacity as the general partner of OCM Delaware VII;
(12)  OCM Opportunities Fund VI AIF (Cayman), L.P. (“OCM VI AIF”) in its capacity as the holder of an indirect ownership interest in OOI;
(13)  Oaktree Fund AIF Series (Cayman), L.P. – Series H (“AIF H”) in its capacity as the general partner of OCM VI AIF;
(14)  Oaktree AIF (Cayman) GP Ltd. (“AIF GP Ltd.”) in its capacity as the general partner of AIF H;
(15)  Oaktree Fund GP III, L.P. (“GP III”) in its capacity as the general partner of AIF GP Ltd.;
(16)  Oaktree AIF Investments, L.P. (“AIF Inv.”) in its capacity as the general partner of GP III;
(17)  Oaktree AIF Holdings, Inc. (“AIF Holdings”) in its capacity as the general partner of AIF Inv.;
(18)  OCM Opportunities Fund VIIb, L.P. (“OCM VIIb”) in its capacity as the holder of an indirect ownership interest in OOI.;
(19)  OCM Opportunities Fund VIIb (Parallel), L.P. (“OCM VIIbP”) in its capacity as the holder of an indirect ownership interest in OOI;
(20)  OCM Opportunities Fund VIIb GP, L.P. (“VIIb GP”) in its capacity as the general partner of OCM VIIb and OCM VIIbP;

CUSIP No. 16117M305	SCHEDULE 13G	Page 40 of 56

(21) OCM Opportunities Fund VIIb GP Ltd. (“VIIb GP Ltd.”) in its capacity as the general partner of VIIb GP;
(22)  OCM Opportunities Fund VII, L.P. (“Fund VII”) in its capacity as the holder of an indirect ownership interest in OOI and in its capacity as the sole shareholder of VII Delaware GP;
(23)  OCM Opportunities Fund VII GP, L.P. (“Fund VII GP”) in its capacity as the general partner of Fund VII;
(24)  OCM Opportunities Fund VII GP Ltd. (“Fund VII GP Ltd.”) in its capacity as the general partner of Fund VII GP;
(25)  Oaktree Value Opportunities Fund, L.P. (“VOF”) in its capacity as a limited partner of OOI;
(26)  Oaktree Value Opportunities Fund GP, L.P. (“VOF GP”) in its capacity as the general partner of VOF; and
(27)  Oaktree Value Opportunities Fund GP Ltd. (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP;
(28)  Oaktree FF Investment Fund, L.P. -- Class B (“FF Inv”) in its capacity as the holder of an indirect ownership interest in Oaktree Opportunities Investments, L.P.;
(29)  Oaktree FF Investment Fund GP, L.P. (“FF GP”) in its capacity as the general partner of FF Inv;
(30)  Oaktree FF Investment Fund GP Ltd. (“FF GP Ltd.”) in its capacity as the general partner of FF GP;
(31) Oaktree Fund GP I, L.P. (“GP I”) in its capacity as the managing member of GP, the general partner of V GP and VI GP and the sole shareholder of Fund VII GP Ltd., VOF GP Ltd., FF GP Ltd., VIIb GP Ltd.
(32)  Oaktree Capital I, L.P. (“Capital I”) in its capacity as the general partner of GP I;
(33)  OCM Holdings I, LLC (“Holdings I”) in its capacity as the general partner of Capital I;
(34)  Oaktree Holdings, LLC (“Holdings”) in its capacity as the managing member of Holdings I;
(35)  Oaktree Capital Group, LLC (“OCG”) in its capacity as the managing member of Holdings and the sole shareholder of Holdings Inc.;
(36)  Oaktree Capital Group Holdings, L.P. (“OCGH”) in its capacity as the holder of a majority of the voting units of OCG and as the sole shareholder of AIF Holdings; and
(37)  Oaktree Capital Group Holdings GP, LLC (“OCGH GP” and, together with OOI, GP, FIE, OCM, Holdings Inc., OCM V, V GP, OCM VI, VI GP, OCM Delaware VII, VII Delaware GP, OCM VI AIF, AIF H, AIF GP Ltd., GP III, AIF Inv., AIF Holdings, OCM VIIb, OCM VIIbP, VIIb GP, VIIb GP Ltd., Fund VII,  Fund VII GP, Fund VII GP Ltd., VOF, VOF GP, VOF GP Ltd., FF Inv, FF GP, FF GP Ltd., GP I, Capital I, Holdings I, Holdings, OCG and OCGH, collectively, the “Reporting Persons” and, each individually, a “Reporting Person”) in its capacity as the general partner of OCGH.

Opps 6 Opportunities Investments Holdings Ltd., Opps 7 Opportunities Investments Holdings Ltd., Opps 7b Opportunities Investments Holdings Ltd. and FF Opportunities Investments Holdings Ltd. serve as intermediaries through which various Reporting Persons hold beneficial ownership; however, each such entity lacks both the power to vote and the power to dispose of any shares of the Issuer.

Each Reporting Person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement except to the extent of such person’s pecuniary interest therein, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

(b)	Address of Principal Business Office, or if None, Residence:
The principal business address of each of the Reporting Persons is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.
(c)	Citizenship:
See Item 4 on the cover page(s) hereto.
(d)	Title of Class of Securities:
Class A Common Stock, $0.001 par value per share
(e)	CUSIP Number:
16117M305

CUSIP No. 16117M305	SCHEDULE 13G	Page 41 of 56

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240. 13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

	(a)	Amount beneficially owned:
See Item 9 on the cover page(s) hereto.
	(b)	Percent of class:
See Item 11 on the cover page(s) hereto.

All calculations of percentage ownership in this Schedule 13G/A are based on a total of 101,404,703 shares of Class A Common Stock, consisting of 101,178,821 shares of Class A Common Stock outstanding as of January 31, 2013, as disclosed on the 14A, and 225,882 warrants beneficially owned by the Reporting Persons, assuming that all of the warrants beneficially owned by the Reporting Persons are exercised to purchase shares of Class A Common Stock.

	(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote
See Item 5 on the cover page(s) hereto.
(ii)	Shared power to vote or to direct the vote
See Item 6 on the cover page(s) hereto.
(iii)	Sole power to dispose or to direct the disposition of
See Item 7 on the cover page(s) hereto.
(iv)	Shared power to dispose or to direct the disposition of
See Item 8 on the cover page(s) hereto.

CUSIP No. 16117M305	SCHEDULE 13G	Page 42 of 56

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

As a result of the shares of Class A Common Stock and Class A Common Stock Warrants sold to Liberty Media Corporation pursuant to the Stock Purchase Agreement dated as of March 19, 2013 (the "Purchase Agreement"), the Reporting Persons ceased to beneficially own more than 5% of the Issuer's Class A Common Stock issued and outstanding.  This Amendment No .3 constitutes an exit filing for each of the Reporting Persons.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

CUSIP No. 16117M305	SCHEDULE 13G	Page 43 of 56

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 3, 2013

OAKTREE OPPORTUNITIES INVESTMENTS, L.P.

By: Its:	Oaktree Fund GP, LLC General Partner

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OCM FIE, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

CUSIP No. 16117M305	SCHEDULE 13G	Page 44 of 56

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OAKTREE HOLDINGS, INC.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OCM OPPORTUNITIES FUND V, L.P.

By: Its:	OCM Opportunities Fund V GP, L.P. General Partner

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

CUSIP No. 16117M305	SCHEDULE 13G	Page 45 of 56

OCM OPPORTUNITIES FUND V GP, L.P.

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VI, L.P.

By: Its:	OCM Opportunities Fund VI GP, L.P. General Partner

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VI GP, L.P.

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

CUSIP No. 16117M305	SCHEDULE 13G	Page 46 of 56

OCM OPPORTUNITIES FUND VII DELAWARE, L.P.

By: Its:	OCM Opportunities Fund VII Delaware GP Inc. General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VII DELAWARE GP INC.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VI AIF (CAYMAN), L.P.

By: Its:	Oaktree Fund AIF Series (Cayman), L.P. – Series H General Partner

By: Its:	Oaktree AIF (Cayman) GP Ltd. General Partner

By: Its:	Oaktree Fund GP III, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

CUSIP No. 16117M305	SCHEDULE 13G	Page 47 of 56

OAKTREE FUND AIF SERIES (CAYMAN) L.P. – SERIES H

By: Its:	Oaktree AIF (Cayman) GP Ltd. General Partner

By: Its:	Oaktree Fund GP III, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OAKTREE AIF (CAYMAN) GP LTD.

By: Its:	Oaktree Fund GP III, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OAKTREE FUND GP III, L.P.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OAKTREE AIF INVESTMENTS, L.P.

By: Its:	Oaktree AIF Holdings, Inc. General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OAKTREE AIF HOLDINGS, INC.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

CUSIP No. 16117M305	SCHEDULE 13G	Page 48 of 56

OCM OPPORTUNITIES FUND VIIB, L.P.

By: Its:	OCM Opportunities Fund VIIb GP, L.P. General Partner

By: Its:	OCM Opportunities Fund VIIb GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VIIB (PARALLEL), L.P.

By: Its:	OCM Opportunities Fund VIIb GP, L.P. General Partner

By: Its:	OCM Opportunities Fund VIIb GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OCM OPPORTUNITIES FUND VIIB GP, L.P.

By: Its:	OCM Opportunities Fund VIIb GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OCM OPPORTUNITIES FUND VIIB GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

CUSIP No. 16117M305	SCHEDULE 13G	Page 49 of 56

OCM OPPORTUNITIES FUND VII, L.P.

By: Its:	OCM Opportunities Fund VII GP, L.P. General Partner

By: Its:	OCM Opportunities Fund VII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OCM OPPORTUNITIES FUND VII GP, L.P.

By: Its:	OCM Opportunities Fund VII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

CUSIP No. 16117M305	SCHEDULE 13G	Page 50 of 56

OCM OPPORTUNITIES FUND VII GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By: Its:	Oaktree Value Opportunities Fund GP, L.P. General Partner

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

CUSIP No. 16117M305	SCHEDULE 13G	Page 51 of 56

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

CUSIP No. 16117M305	SCHEDULE 13G	Page 52 of 56

OAKTREE FF INVESTMENT FUND, L.P. – CLASS B

By:	Oaktree FF Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OAKTREE FF INVESTMENT FUND GP, L.P.

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

CUSIP No. 16117M305	SCHEDULE 13G	Page 53 of 56

OAKTREE FF INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By: Its:	OCM Holdings I, LLC General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OCM HOLDINGS I, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Vice President

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

CUSIP No. 16117M305	SCHEDULE 13G	Page 54 of 56

OAKTREE HOLDINGS, LLC

By: Its:	Oaktree Capital Group, LLC Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

CUSIP No. 16117M305	SCHEDULE 13G	Page 55 of 56

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By: Its:	Oaktree Capital Group Holdings GP, LLC General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

CUSIP No. 16117M305	SCHEDULE 13G	Page 56 of 56

Exhibit Index

Exhibit 1.
Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (Incorporated by reference from the Schedule 13G/A filed with the Securities and Exchange Commission by the Reporting Persons with respect to the Issuer on February 14, 2013).